Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 20, 2007 among Emmis Television Broadcasting, L.P., an Indiana limited partnership, and Emmis Television License, LLC, an Indiana limited liability company (collectively, “Seller”), Emmis Operating Company, an Indiana corporation (“Guarantor”), HITV Operating Co., Inc. (“Buyer”) and MCG Capital Corporation, a Delaware corporation (“MCG”).
Recitals
     A. Seller owns and operates the following television broadcast stations (collectively, the “Station”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):
KGMB(TV), Honolulu, Hawaii
KGMV(TV), Wailuku, Hawaii
KGMD-TV, Hilo, Hawaii
     B. Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Station Assets (defined below).
Agreement
     NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1: PURCHASE OF ASSETS
     1.1. Station Assets. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Sections 1.2 and 1.3, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets and properties of Seller, real and personal, tangible and intangible, that are used or held for use in the operation of the Station (collectively, the “Station Assets”), in each case free and clear of all liens, claims, encumbrances, mortgages, deeds of trust, pledges, hypothecations, security interests, capitalized leases, conditional sale or other title retention agreements, or charges of any kind, whether voluntarily incurred or arising by operation of law or otherwise (collectively, “Liens”) other than Permitted Liens (defined below), including without limitation the following:
          (a) all licenses, permits and other authorizations issued to Seller by the FCC with respect to the Station (the “FCC Licenses”), including those described on Schedule 1.1(a), including any renewals, additions, extensions or modifications thereof between the date hereof and Closing as permitted by this Agreement, together with all other governmental licenses, permits and regulatory approvals issued with respect to the Station, and all assignable applications for modification, extension or renewal of the FCC Licenses and any assignable pending applications with respect to the Station;
          (b) all of Seller’s machinery, equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used or held for use in the operation of the Station, including without limitation those listed on Schedule 1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business in accordance with Article 4 (the “Tangible Personal Property”);
          (c) all of Seller’s real property, including all fee estates, leasehold interests and estates, easements, real property licenses, rights to access, rights of way and other interests in real property of every kind and description used or held for use in the operation of the Station (including any appurtenant easements, structures and improvements located thereon), including without limitation those listed on Schedule 1.1(c) (the “Real Property”);
          (d) all agreements for the sale of advertising time on the Station, and all other contracts, agreements and leases used in the Station’s business, including without limitation those listed on Schedule 1.1(d), together with all contracts, agreements and leases made between the date hereof and Closing in accordance with Article 4 (each a “Station Contract” and, collectively, the “Station Contracts”);
          (e) all of Seller’s rights in and to the Station’s call letters and Seller’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property which are used or held for use in the operation of the Station, including without limitation those listed on Schedule 1.1(e) (the “Intangible Property”); and
          (f) Seller’s rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Station, including the Station’s local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, logs, and (except as prohibited by applicable law) personnel files, but excluding records relating to Excluded Assets (defined below).
     1.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):
          (a) all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;
          (b) all tangible and intangible personal property of Seller retired or disposed of between the date of this Agreement and Closing in accordance with Article 4;
          (c) all Station Contracts that are terminated or expire prior to Closing in accordance with Article 4;

          (d) Seller’s corporate and trade names unrelated to the operation of the Station (including the name “Emmis”), charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Station, and all records not relating to the operation of the Station;
          (e) all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;
          (f) all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;
          (g) the Station’s accounts receivable and any other rights to payment of cash consideration (including without limitation all rights to payments under the Station’s network affiliation agreement, whether or not offset) for goods or services sold or provided prior to the Effective Time (defined below) or otherwise attributable to any period prior to the Effective Time (the “A/R”);
          (h) all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Station and the Station Assets, to the extent attributable to any period prior to the Effective Time;
          (i) all deposits and prepaid expenses (and rights arising therefrom or related thereto), except to the extent Seller receives a credit therefor under Section 1.7;
          (j) all claims of Seller with respect to any tax refunds attributable to the period prior to the Effective Time;
          (k) computers and other assets located at the Emmis Communications Corporation headquarters, and the centralized server facility, data links, payroll system and other operating systems and related assets that are used in the operation of multiple stations;
          (l) any non-transferable shrinkwrapped computer software and any other non-transferable computer licenses that are not material to the operation of the Station;
          (m) all claims of Seller for reimbursement of expenses incurred prior to Closing in connection with the Sprint Nextel 2GHz relocation project; and
          (n) the assets listed on Schedule 1.2, and the slogan “Great Media, Great People, Great Service”.
     1.3. Shared Assets.
          (a) Some of the Station Contracts may be used in the operation of multiple stations or other business units (the “Shared Contracts”) and are identified as such on Schedule 1.1(d). The rights and obligations under the Shared Contracts shall be equitably allocated among stations in a manner reasonably determined by Seller in accordance with the following equitable allocation principles:

               (i) any allocation set forth in the Shared Contract shall control;
               (ii) if none, then any allocation previously made by Seller in the ordinary course of Station operations shall control;
               (iii) if none, then the quantifiable proportionate benefit to be received by the parties after Closing shall control; and
               (iv) if not quantifiable, then reasonable accommodation shall control.
          (b) Buyer shall cooperate with Seller (and any third party designated by Seller) in such allocation, and the Station Contracts (and Assumed Obligations (defined below)) will include only Buyer’s allocated portion of the rights and obligations under the Shared Contracts (without need for further action and whether such allocation occurs before or after Closing). If designated by Seller, such allocation will occur by termination of the Shared Contract and execution of new contracts. Buyer’s allocated portion of the Shared Contracts will not include any group discounts or similar benefits specific to Seller or its affiliates. Completion of documentation of any such allocation is not a condition to Closing.
     1.4. Assumption of Obligations. At the Closing (defined below), Buyer shall assume the obligations of Seller attributable to any period of time on or after the Closing under the Station Contracts and the FCC Licenses, the obligations to be assumed by Buyer pursuant to Section 5.7 and any other liabilities of Seller to the extent Buyer receives a credit therefor under Section 1.7 (collectively, the “Assumed Obligations”). Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or otherwise to have assumed, any other liabilities or obligations of Seller (the “Retained Obligations”).
     1.5. Purchase Price. In consideration for the sale of the Station Assets to Buyer, at Closing Buyer shall pay Seller by wire transfer of immediately available funds the sum of Forty Million Dollars ($40,000,000), subject to adjustment pursuant to Section 1.7 (the “Purchase Price”).
     1.6. [Intentionally Omitted].
     1.7. Prorations and Adjustments.
          (a) All prepaid and deferred revenue and expenses relating to the Station Assets and arising from the operation of the Station shall be prorated between Buyer and Seller in accordance with accounting principles generally accepted in the United States, consistently applied (“GAAP”) as of 12:01 a.m. on the day of Closing (the “Effective Time”) in accordance with the principle that Seller will be allocated such revenues, expenses, costs and liabilities attributable to the operation of the Station prior to the Effective Time, and Buyer will be allocated such revenues, expenses, costs and liabilities attributable to the operation of the Station after the Effective Time. Such prorations shall include without limitation all ad valorem, real estate and other property taxes (except transfer taxes as provided by Section 11.1), music and other license fees, employee performance incentives set forth in employment agreements or annual compensation plans, any vacation for Transferred Employees (defined below) (except accruals for the fiscal year of Seller in which Closing occurs for which there shall be no adjustment), utility expenses, rent and other amounts under Station Contracts and similar prepaid and deferred items. Seller shall receive a credit for all of the Station’s deposits and prepaid expenses. Sales commissions related to the sale of advertisements broadcast on the Station prior to the Effective Time shall be the responsibility of Seller, and sales commissions related to the sale of advertisements broadcast on the Station after the Effective Time shall be the responsibility of Buyer.
          (b) With respect to trade, barter or similar agreements for the sale of time for goods or services assumed by Buyer pursuant to Section 1.1(d), if as of the Effective Time the Station has an aggregate negative or positive barter balance (i.e., the amount by which the value of air time to be provided by the Station after the Effective Time exceeds, or conversely, is less than, the fair market value of corresponding goods and services), there shall be no proration or adjustment, unless the negative or positive barter balance of the Station as an aggregate exceeds $25,000, in which event such excess or deficiency over $25,000 only, as the case may be, shall be treated either as prepaid time sales or a receivable of Seller, and adjusted for as a proration in Buyer’s or Seller’s favor, as applicable. In determining barter balances, the value of air time shall be based upon Seller’s standard rates as of the Effective Time, and corresponding goods and services shall include those to be received by the Station after the Effective Time plus those received by the Station before the Effective Time to the extent conveyed by Seller to Buyer as a part of the Station Assets.
          (c) No later than three (3) business days prior to the scheduled Closing Date, Seller shall provide Buyer with a statement setting forth a reasonably detailed computation of Seller’s reasonable and good faith estimate of the Adjustment Amount (defined below) as of the Effective Time (the “Preliminary Adjustment Report”). As used herein, the “Adjustment Amount” means the net amount by which the Purchase Price is to be increased or decreased in accordance with this Section 1.7. If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, then the Purchase Price payable at Closing shall be reduced by the amount of such Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, then the Purchase Price payable at Closing shall be increased by the amount of such Adjustment Amount. For a period of ninety (90) days after Closing, Seller and its auditors and Buyer and its auditors may review the Preliminary Adjustment Report and the related books and records of Seller with respect to the Station, and Buyer and Seller will in good faith seek to reach agreement on the final Adjustment Amount. If agreement in writing between Buyer and Seller is reached within such 90-day period, then promptly thereafter Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as so determined and (ii) the Adjustment Amount indicated in the Preliminary Adjustment Report. If such an agreement is not reached within such 90-day period, then the dispute resolution procedures of Section 1.7(d) shall apply.
          (d) If the parties do not reach an agreement in writing on the Adjustment Amount within the 90-day period specified in Section 1.7(c), then Seller and Buyer shall select any of KPMG, PricewaterhouseCoopers or Deloitte & Touche (the “Arbitrating Firm”) to resolve the disputed items. Buyer and Seller shall each inform the Arbitrating Firm in writing as to their respective positions with respect to the Adjustment Amount, and each shall make available to the Arbitrating Firm any books and records and work papers relevant to the preparation of the Arbitrating Firm’s computation of the Adjustment Amount. The Arbitrating

Firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount, the basis for its determination and whether its determination is within the Mid-Range (defined below) or if not, whether it is closer to Buyer’s or Seller’s written determination of the Adjustment Amount. Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties. Within five (5) calendar days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the Adjustment Amount indicated in the Preliminary Adjustment Report.
          (e) If the Arbitrating Firm’s determination of the Adjustment Amount is within the Mid-Range, then Seller and Buyer shall each pay one-half of the fees and disbursements of the Arbitrating Firm in connection with its analysis. If not, then (i) if the Arbitrating Firm determines that the written position of Buyer concerning the Adjustment Amount is closer to its own determination, then Seller shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis, or (ii) if the Arbitrating Firm determines that the written position of Seller concerning the Adjustment Amount is closer to its own determination, then Buyer shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. As used herein, the term “Mid-Range” means a range that (i) equals twenty percent (20%) of the absolute difference between the written positions of Buyer and Seller as to the Adjustment Amount and (ii) has a midpoint equal to the average of such written positions of Buyer and Seller.
          (f) Concurrently with the payment of any amount required to be paid under Section 1.7(c) or (d), the payor shall pay the payee interest on such amount for the period from the Closing Date until the date paid at a rate equal to seven percent (7%) per annum. All payments to be made under Section 1.7 shall be paid by wire transfer in immediately available funds to the account of the payee at a financial institution in the United States and shall for all purposes constitute an adjustment to the Purchase Price.
     1.8. Allocation. After Closing, each of Buyer and Seller will allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold as determined by it in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Each of Buyer and Seller shall file its federal income tax returns and its other tax returns reflecting the allocation made by it pursuant to this Section.
     1.9. Closing. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall take place on the fifth business day after the last to occur of the date of the FCC Consent pursuant to the FCC’s initial order, HSR Clearance (defined below), if applicable, and delivery of the last of the Required Consents (defined below), or on such earlier day as Buyer and Seller may mutually agree, in any event subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7 below. The date on which the Closing is to occur is referred to herein as the “Closing Date.”

     1.10. Governmental Consents.
          (a) Within five (5) business days of the date of this Agreement, Buyer and Seller shall file an application with the FCC (the “FCC Application”) requesting FCC consent to the assignment of the FCC Licenses to Buyer. FCC consent to the assignment of the FCC Licenses (other than earth station licenses, business radio licenses and weather radio licenses) to Buyer without any conditions on such FCC Licenses or the operation or business of the Station other than those of general applicability is referred to herein as the “FCC Consent.” Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible.
          (b) If applicable, within ten (10) business days after the date of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”
          (c) Buyer and Seller shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder. The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents.”
     1.11. Renewal. The FCC Licenses expire on February 1, 2007. Seller timely filed FCC renewal applications with respect to the Station Licenses and thereafter prosecuted such applications. The parties acknowledge that under current FCC policy, either the FCC will not grant an assignment application while a renewal application is pending, or the FCC will grant an assignment application with a renewal condition. If reasonably necessary to obtain grant of the Station’s renewal applications and thereby facilitate the transactions contemplated by this Agreement, if appropriate under FCC rules, regulations and policies, Seller will use commercially reasonable efforts to enter into one or more agreements with the FCC to toll the applicable statute of limitation with respect to indecency complaints pending against the Station.
ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES
     Seller makes the following representations and warranties to Buyer:
     2.1. Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Seller has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby.

     2.2. Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when made by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     2.3. No Conflicts. Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign certain of the Station Contracts as indicated on Schedules 1.1(c) and 1.1(d), the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby does not and will not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, default, event of default, the creation of any lien under, or give rise to any right of termination, amendment, modification, acceleration or cancellation of any obligation or benefit or the loss of any benefit under, any lease, contract, license or agreement (including the Station Contracts) to which Seller is a party or to which its assets are subject, any organizational documents of Seller, or any law, statute, rule, regulation, judgment, order, or decree to which Seller or any Station Asset is subject, or require the consent or approval of, registration, qualification, designation, declaration, notice, waiver or a filing by Seller with, any governmental or regulatory authority or any Person.
     2.4. FCC Licenses. Except as set forth on Schedule 1.1(a):
          (a) Seller is the holder of the FCC Licenses described on Schedule 1.1(a), which are all of the licenses, permits and authorizations required for the present operation of the Station. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending, or, to Seller’s knowledge, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not now pending, issued, outstanding, or, to Seller’s knowledge, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Station or against Seller with respect to the Station that could result in any such action. The Station is operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC.
          (b) The Station has been assigned a channel by the FCC for the provision of digital television (“DTV”) service, and the FCC Licenses include such authorization. The Station is broadcasting the DTV signal in accordance with such authorization in all material respects.
     2.5. Taxes. With respect to Taxes (as defined below) arising out of or relating to the operation of the Station Assets or the Station’s business, Seller has filed or will have filed all material Tax returns in connection with any such federal, state or local Tax required to be filed by it, and Seller has or will have timely paid all Taxes that have become due pursuant to such returns except as contested in good faith. “Tax” means any federal, state, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any governmental authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any governmental authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any liability therefor.
     2.6. Personal Property. Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Station Assets. Except as set forth on Schedule 1.1(b), Seller has good and marketable title to the Tangible Personal Property free and clear of Liens other than Permitted Liens (defined below). Except as set forth on Schedule 1.1(b), all material items of Tangible Personal Property are in normal operating condition, ordinary wear and tear excepted. As used herein, “Permitted Liens” means, collectively, the Assumed Obligations, liens for Taxes not yet due and payable, liens that will be released at or prior to Closing, and such other easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Station.
     2.7. Real Property.
          (a) Schedule 1.1(c) contains a description of all Real Property included in the Station Assets. Seller has good and marketable fee simple title to the owned Real Property described on Schedule 1.1(c) (the “Owned Real Property”) free and clear of Liens other than Permitted Liens. Schedule 1.1(c) includes a description of each lease of Real Property or similar agreement included in the Station Contracts (the “Real Property Leases”). To Seller’s knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority. The Owned Real Property includes, and the Real Property Leases provide, access to the Real Property.
          (b) Seller has made available to Buyer copies of the Real Property Leases that are in writing. Each Real Property Lease is in full force and effect and constitutes a valid, binding and enforceable obligation of Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller has performed its obligations under each of the Real Property Leases in all material respects, and is not in material default (and no event has occurred or failed to occur, which, with notice, lapse of time or both, would constitute a default by Seller) thereunder, and to Seller’s knowledge, no other party to any of the Real Property Leases is in default thereunder in any material respect (and to Seller’s knowledge, no event has occurred or failed to occur, which, with notice, lapse of time or both, would constitute such a default). There is no outstanding notice of default or termination with respect to any Real Property Lease. All material certificates of occupancy or the equivalent, and all other material permits, licenses and certificates required for Seller’s lawful use and operation of the Real Property have been obtained and are current and in full force and effect in all material respects.

     2.8. Contracts.
          (a) Schedule 1.1(d) sets forth a true and complete list of all Material Station Contracts (defined below) existing on the date of this Agreement. Except as disclosed in the Financial Statements (defined below) and except as disclosed on Schedule 1.1(d), Seller has made available to Buyer the material terms of the Material Station Contracts existing as of the date of the Agreement.
          (b) Except as set forth on Schedule 1.1(d), each of the Station Contracts (including without limitation each of the Real Property Leases) is in full force and effect and is a valid, binding and enforceable obligation of Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default (and no event has occurred or failed to occur, which, with notice, lapse of time or both, would constitute a default by Seller) thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect (and to Seller’s knowledge, no event has occurred or failed to occur, which, with notice, lapse of time or both, would constitute such a default). There is no outstanding notice of default or termination with respect to any Station Contract. Seller has made available to Buyer copies of the Material Station Contracts.
     2.9. Environmental.
          (a) Except as set forth on Schedule 1.1(a), Seller has conducted the business of the Station and operated all Real Property and Tangible Personal Property in compliance in all material respects with all Environmental Laws (defined below) applicable to the Station and the Station Assets. Except as set forth on Schedule 1.1(c) or in any Seller Phase I (defined below), no Hazardous Material (defined below) regulated under any applicable Environmental Law has been Released (defined below) on, in, from or to the Real Property included in the Station Assets by Seller, or, to Seller’s knowledge, by any other Person. Except as set forth on Schedule 1.1(c) or in any Seller Phase I, Seller has not received from a governmental entity written notice of and is not subject to any decree, judgment, order, citation, claim, action, suit, proceeding, complaint or demand from a governmental entity based on any alleged material unresolved violation of or liability under applicable Environmental Laws with respect to the Real Property or the operation of the Station Assets. To Seller’s knowledge, there are no underground storage tanks on the Owned Real Property.
          (b) For all purposes under this Agreement, “Environmental Law” shall mean any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code judicial precedent or rule of common law, in effect from time to time, pertaining to land use, air, soil, surface water, groundwater, or wetlands, including the protection, cleanup, removal, remediation or damage thereof, public or employee health or safety or any other environmental matters, or to emissions, discharges or releases or threatened releases of any hazardous materials, including the following laws: (i) Clean Air Act (42 U.S.C. § 7401, et seq.); (ii) Clean Water Act (33 U.S.C. § 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (vii) Rivers and Harbors

Act (33 U.S.C. § 401, et seq.); (viii) Endangered Species Act (16 U.S.C. § 1531, et seq.); (ix) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); (x) Hazardous Material Transportation Act (49 U.S.C. § 1801, et. seq.); and (xi) any other laws relating to hazardous or toxic substances or waste materials. “Hazardous Material” means any radioactive, toxic, ignitable, corrosive, reactive, hazardous, special or dangerous material, substance, pollutant, contaminant or waste or any material, substance, pollutant, contaminant or waste that has been designated by any governmental authority to be radioactive, toxic, ignitable, corrosive, reactive, hazardous or otherwise a danger to health, reproduction or the environment, including, asbestos, petroleum, radon gas, radioactive matter, PCBs, oils, hydrocarbons, photographic chemicals and products and other pollutants and contaminants. “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
     2.10. Intangible Property. Schedule 1.1(e) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on Schedule 1.1(e), Seller’s use of the Intangible Property does not infringe upon or misappropriate any third party rights in any material respect, including without limitation rights of privacy, rights in personal data, moral rights or other intellectual property rights of any Person. No claim is pending, or, to Seller’s knowledge, has been threatened with respect to any infringement or conflict resulting from the business or operations of the Station of the use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights in any of the Intangible Property. Except as set forth on Schedule 1.1(b), Seller owns all right, title and interest in, or has the right to use, the Intangible Property free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 1.1(e), Seller has not received any written notice that its use of the Intangible Property at the Station is unauthorized or violates or infringes upon the rights of any other Person or challenging the ownership, use, validity or enforceability of any Intangible Property. To Seller’s knowledge, none of the material Intangible Property is being infringed or misappropriated by any other Person.
     2.11. Employees.
          (a) Except as set forth on Schedule 2.11, (i) Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Station’s business, including without limitation those which relate to prices, wages, hours, discrimination in employment, collective bargaining, worker classification, overtime, occupational safety and the WARN Act (defined below) and other applicable similar state laws and regulations, and (ii) there is no, nor within the past twelve months has there been any, unfair labor practice charge or complaint against Seller in respect of the Station’s business pending or to Seller’s knowledge threatened before the National Labor Relations Board, EEOC or any federal, state or local labor relations board or any court or tribunal, and there is no, nor within the past twelve months has there been any, strike, dispute, request for representation, slowdown, stoppage, union campaign or other similar organizing activity pending or threatened in respect of the Station’s business.
          (b) Seller has delivered to Buyer the list described in Section 5.7(a). Except as set forth on Schedule 1.1(d) or Schedule 2.11, Seller is not party to any collective bargaining, union or similar agreement with respect to employees of Seller at the Station.

          (c) Each Employee Plan (defined below) has been established, maintained operated and administered in all material respects in accordance with its own terms and, where applicable, ERISA, the Code and any other legal requirement. Except as set forth on Schedule 2.11, neither the execution of this Agreement nor the performance of this Agreement will result in any liability to Buyer or any of its Affiliates (defined below) with respect to any Employee Plan.
          (d) To Seller’s knowledge, except as set forth on Schedule 2.11, no current liability may be imposed upon a cessation of or reduction in contributions to, or upon any complete or partial withdrawal from, any multiemployer plan, covering employees of Seller at the Station.
     2.12. Insurance. Seller maintains insurance policies or other arrangements with respect to the Station and the Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements in full force and effect until Closing.
     2.13. Compliance with Law. Except as set forth on Schedule 2.13, (i) Seller has complied in all material respects with all laws, rules and regulations, and all decrees and orders of any court or governmental authority which are applicable to the Station Assets or the operation of the Station, and (ii) to Seller’s knowledge, there are no governmental claims, investigations, audits or examinations pending or threatened against Seller in respect of the Station except those affecting the industry generally.
     2.14. Litigation. Except as set forth on Schedule 2.14, there is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller in respect of the Station or the transactions contemplated by this Agreement or that will subject Buyer to liability or which will affect Seller’s ability to perform its obligations under this Agreement.
     2.15. Financial Statements. Seller has provided to Buyer copies of its statements of operations and balance sheets for the Station for the years ended February 28, 2005 and February 28, 2006 (the “Year End Statements”) and its statement of operations for the fiscal year to date ended November 30, 2006 (such statements, together with the Year End Statements, the “Financial Statements”). The Year End Statements are the statements included in the audited consolidated financial statements of Seller and its affiliates (but the Year End Statements are not separately audited). The Financial Statements have been prepared in accordance with GAAP consistently applied, are consistent with the books and records of the Station and present fairly in all material respects the financial condition and results of operations of the Station as operated by Seller for the respective periods covered thereby, except that (i) shared operating expenses (if applicable) are allocated among television stations owned by Seller as determined by Seller, (ii) employee health insurance expense reflected in the statements is an estimate of the Station’s share of consolidated health insurance expense and not necessarily indicative of actual claims activity of the Station, (iii) a portion of departmental operating expenses are paid in Seller’s stock but are reflected as cash expenses in the statements, and (iv) such statements do not include income tax expense or benefit, interest income and expense, disclosures required by GAAP in notes accompanying the financial statements, retiree benefit expense (pension, health insurance, etc.), non-cash compensation expenses associated with the discount given to employees on stock purchases and associated with restricted stock grants made March 1, 2005, certain bonus and severance costs paid to station employees related to Seller’s other station sales, certain revenues and expenses associated with operating the Station as a group and expenses attributable to the adoption of accounting pronouncements.
     2.16. No Undisclosed Liabilities. There are no liabilities or obligations of Seller that will be binding upon Buyer after the Effective Time other than the Assumed Obligations.
     2.17. Station Assets. The Station Assets include all assets that are owned, leased or licensed by Seller and used or held for use in the operation of the Station in all material respects as currently operated, except for the Excluded Assets.
     2.18. Affiliate Transactions. On the date hereof, except as set forth on Schedule 1.1(d), there are no Station Contracts between Seller on the one hand and any Affiliate of Seller or any officer, director or employee of Seller or any such Affiliate on the other hand.
     2.19. Maui LLC. Seller has paid in full all capital contributions with respect to the Station that have become due under the Maui Television Broadcasters, LLC (“MTB LLC”) operating agreement, as set forth on Schedule 1.1(d).
ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES
     Buyer hereby makes the following representations and warranties to Seller:
     3.1. Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.
     3.2. Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when made by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.3. No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby does not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, default, event of default, the creation of any lien under, or give rise to any right of termination, amendment, modification, acceleration or cancellation of any obligation or benefit or the loss of any benefit under, any lease, contract, license or agreement to which Buyer is a party or to which its assets are subject, any organizational documents of Buyer, or any law, statute, rule, regulation, judgment, order, or decree to which Buyer is subject, or require the consent or approval of, registration, qualification, designation, declaration, notice, waiver or a filing by Buyer with, any governmental or regulatory authority or any Person.
     3.4. Litigation. There is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.
     3.5. Qualification. Buyer is legally, financially and otherwise qualified under the Communications Act and the rules, regulations and policies of the FCC to be the licensee of, acquire, own and operate the Station. There are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Station. With respect to Buyer: (a): no waiver of or exemption from any FCC rule or policy is necessary for the FCC Consent to be obtained and (b) there are no matters which might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application.
ARTICLE 4: SELLER COVENANTS
     4.1. Seller’s Covenants. Between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, Seller shall:
          (a) operate the Station in the ordinary course of business consistent with past practices and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;
          (b) not modify, except in the ordinary course of business or as required by applicable law, any of the FCC Licenses, not give the FCC any grounds to institute proceedings for the termination, revocation, modification or suspension of, or take any action or fail to take any action if such action or failure to act would result in a modification of, any of the FCC Licenses;
          (c) not other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets unless replaced with similar items of substantially equal or greater value and utility;
          (d) not create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens;
          (e) upon reasonable notice, give Buyer reasonable access during normal business hours to the Station’s business and the Station Assets, and, through a representative designated by Seller, to the Station’s employees, and furnish Buyer with information relating to the Station Assets and the Station that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that interferes unreasonably with the operation of the Station;
          (f) prosecute the pending license renewal applications for the FCC Licenses;

          (f) use commercially reasonable efforts to preserve and maintain in all material respects the goodwill of the business of the Station and the current relationships of the Station with employees, customers, suppliers and advertisers;
          (h) maintain and replace the Tangible Personal Property and maintain the Real Property, in each case in the ordinary course of business consistent with past practice;
          (i) maintain in full force and effect Seller’s insurance policies or other similar arrangements with respect to the Station and the Station Assets;
          (j) pay accounts payable and collect accounts receivable in the ordinary course of business consistent with past practice, and not compromise or discount any accounts receivable except in the ordinary course of business consistent with past practice;
          (k) at Buyer’s sole cost and expense, provide Buyer any financial information regarding the Station that is maintained by Seller on an unconsolidated basis and requested by Buyer;
          (l) except in the ordinary course of business consistent with past practice and as otherwise required by law, (i) except as set forth on Schedule 2.11, not enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing or (ii) increase the compensation payable to any employee of the Station, except for bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement;
          (m) except as otherwise required by law, not modify any severance policy applicable to any employee of the Station that would result in any increase in the amount of severance payable to any such employee (or would expand the circumstances in which such severance is payable);
          (n) if requested by Buyer, deliver to Buyer copies of any unaudited monthly statements of operations of the Station when and in the form generated by Seller in the ordinary course of business consistent with past practice;
          (o) not amend any existing Station Contracts or enter into new Station Contracts that will be binding upon Buyer after Closing, except for (A) new time sales agreements and other Station Contracts made in the ordinary course of business consistent with past practice that are terminable on ninety (90) days notice or less without payment or penalty, (B) other new contracts made with Buyer’s prior consent (which shall not be unreasonably withheld, delayed or conditioned), and (C) other new contracts made in the ordinary course of business consistent with past practice that do not require post-Closing payments by Buyer of more than $250,000 (in the aggregate for all such new contracts). Each new contract entered into pursuant to this Agreement shall be deemed a Station Contract for purposes of this Agreement. For purposes of calculating the amount of said post-Closing payments by Buyer, if a contract is terminable by giving advance notice and without penalty or any fee, then such amount shall include only the post-Closing amount that would be payable if a termination notice were given the day after Closing (whether or not such notice is in fact given), but in no event shall such amount be more than the amount payable absent such termination notice;

          (p) not incur or assume any indebtedness for borrowed money that would be binding on Buyer after Closing;
          (q) not enter into any letter of credit, performance bond, guarantee in lieu of letter of credit or other similar obligation that would be binding on Buyer after Closing; and
          (r) not enter into any binding agreement to do any of the foregoing.
ARTICLE 5: JOINT COVENANTS
     Buyer and Seller hereby covenant and agree as follows:
     5.1. Confidentiality. Seller (or The Blackstone Group, LLC on behalf of Seller) and Buyer (or an affiliate of Buyer on behalf of Buyer) are parties to a non-disclosure agreement with respect to Seller and its television stations (the “NDA”). To the extent not already a direct party thereto, Seller and Buyer hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information provided by Seller to Buyer) shall be confidential and shall not be disclosed to any other Person, except in accordance with the terms of the NDA. After Closing, except as required by law or compulsory legal process, all non-public information in Buyer’s possession regarding the Station shall be confidential and shall not be disclosed to any other Person by Seller (other than its Affiliates and Seller’s and its Affiliates’ officers, directors, employees and advisors on a need-to-know basis) (any such information that a Person is required to keep confidential pursuant to this sentence shall be referred to as “Confidential Information”); provided that (i) Seller may use and disclose any such Confidential Information once it becomes public information and (ii) Seller may disclose any such Confidential Information to the extent Seller is legally compelled to disclose any of such information; provided, however, in such circumstance Seller shall provide Buyer with prompt written notice of such requirement to disclose so that Buyer may seek a protective order or other remedy or waive compliance with this Section 5.1.
     5.2. Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give advance notice to the other.
     5.3. Control. The parties acknowledge and agree that, for purposes of the Communications Act and any other applicable law, this Agreement is not intended to, and shall not be construed to, transfer control of the business of the Station or give Buyer any right to directly or indirectly, control, supervise or direct the operation of the Station prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Station prior to Closing shall remain the responsibility of Seller as the holder of the FCC Licenses.

     5.4. Risk of Loss.
          (a) Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until Closing, and Buyer shall bear the risk of any such loss or damage thereafter.
          (b) If prior to Closing any item of Tangible Personal Property (including any tower owned by Seller) is damaged or destroyed or otherwise not in the condition described in Section 2.6 in any material respect, then:
               (i) Seller shall promptly notify Buyer thereof,
               (ii) Seller shall use commercially reasonable efforts to repair or replace such item in all material respects in the ordinary course of business consistent with past practice, and
               (iii) if such repair or replacement is not completed prior to Closing, then the parties shall proceed to Closing, and Seller shall promptly repair or replace such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation), and Buyer shall not have a claim against Seller pursuant to Article 9 hereof to the extent such item is repaired or replaced by Seller.
          (c) Except for any DTV signal under an STA (if any), if prior to Closing the Station is off the air or operating at a power level that results in a material reduction in coverage (an “Interruption”), then Seller shall use commercially reasonable efforts to return the Station to the air and restore prior coverage as promptly as possible in the ordinary course of business consistent with past practice. Notwithstanding anything herein to the contrary, if prior to Closing there is an Interruption in excess of twenty-four (24) hours, then Buyer may postpone Closing until the date which is five (5) business days after the date on which the Station returns to the air and prior coverage is restored in all material respects, subject to Section 10.1.
     5.5. Environmental.
          (a) Seller has provided Buyer with copies of Phase I environmental assessments of certain Real Property sites as shown on Schedule 1.1(c), if any (each a “Seller Phase I”). Prior to Closing, Buyer may, at its expense, upon notice to Seller and at times reasonably acceptable to Seller, obtain Phase I environmental assessments (each, a “Buyer Phase I”) of any Owned Real Property and any Real Property Leases which are ground leases (subject to any necessary landlord consent), in each case including any Tangible Personal Property situated on such Real Property. If the written results of any Buyer Phase I recommend or advise further investigation or testing, Buyer may, at its expense, upon notice to Seller and at times reasonably acceptable to Seller, obtain Phase II environmental assessments (each, a “Buyer Phase II”), subject to any necessary landlord consent. Seller will provide Buyer or its agents (to be accompanied by a representative of Seller) access to the Owned Real Property, any Real Property Leases which are ground leases and the Tangible Personal Property situated on such Real Property to perform such Buyer Phase I’s and Buyer Phase II’s.
          (b) If any Seller Phase I, Buyer Phase I or Buyer Phase II, as applicable, or any item set forth on Schedule 1.1(c) identifies a condition that requires remediation in order for the Station to operate in compliance with Environmental Law in all material respects, then:

               (i) except as set forth below, Seller shall use commercially reasonable efforts to remediate such condition in all material respects in the ordinary course of business, and
               (ii) if such remediation is not completed prior to Closing, then the parties shall proceed to Closing, and Seller shall promptly remediate such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation), and Buyer shall not have a claim against Seller pursuant to Article 9 hereof to the extent such condition is so remediated by Seller.
          (c) Notwithstanding anything herein to the contrary, if at any time prior to Closing such a condition exists and the reasonably estimated cost to remediate such condition exceeds $500,000, then either Seller or Buyer may terminate this Agreement upon written notice to the other within fifteen (15) calendar days after receipt of the remediation estimate.
     5.6. Consents.
          (a) The parties shall use commercially reasonable efforts to obtain (i) any third party consents and notices necessary for the assignment of any Station Contract (which shall not require any payment to any such third party), and (ii) execution of reasonable estoppel certificates by lessors under any Real Property Leases requiring consent to assignment (if any), but no such consents or estoppel certificates are conditions to Closing except for the Required Consents. Receipt of consent to assign to Buyer the Station’s network affiliation agreement designated with a diamond on Schedule 1.1(d) and the Station’s main tower leases designated with a diamond on Schedule 1.1(c) (if any) is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Consents”). Notwithstanding anything to the contrary contained herein, neither party will be required to accept or agree to any condition, amendment, modification or change to any Station Contract in connection with obtaining any such consent to assignment, the effect of which is to make, or is reasonably likely to make, any such Station Contract materially more onerous or less beneficial to Buyer than such Station Contract was to Seller or the Station prior to Closing.
          (b) To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract; provided, however, with respect to each such Station Contract, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Station Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under the Station Contract from and after Closing in accordance with its terms.
     5.7. Employees.
          (a) Seller has provided Buyer a list showing employee positions and annualized pay rates for employees of the Station. Buyer shall offer employment to all persons on such list who are employed by Seller immediately prior to Closing (and to any employee hired after the date hereof in the ordinary course of business to replace any employee on such list). Each such offer shall be upon terms that will include a level of compensation and benefits that is substantially comparable in the aggregate to the level provided to such employees immediately preceding the Closing (as determined before taking into account Seller’s stock compensation program). Each employee who accepts such offer is referred to herein as a “Transferred Employee.” Unless Buyer enters into a separate employment agreement with a Transferred Employee or a Transferred Employee is employed pursuant to a Station Contract, each Transferred Employee shall be an “at will” employee of Buyer, and no provision contained herein shall be construed as an agreement for, or guarantee of, continued employment. Notwithstanding the foregoing, at Closing Buyer shall assume the employment agreements of all Transferred Employees who are employed pursuant to Station Contracts. Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees, except as set forth in any employment agreements, all of which are included in the Station Contracts. All Transferred Employees shall be subject to the policies established from time to time by Buyer with respect to employment and employee benefits, and Buyer shall not be under any obligation to assume, continue, or adopt any liabilities or obligations with respect to Seller’s Employee Plans.
          (b) With respect to Transferred Employees, Seller shall be responsible for all compensation and benefits arising prior to the Effective Time, and Buyer shall be responsible for all compensation and benefits arising after the Effective Time. Notwithstanding anything herein to the contrary, effective at the Effective Time, Buyer shall provide severance arrangements which are the same as the severance arrangements of Seller on the date hereof (a copy of which has been provided to Buyer) for any Transferred Employee whose employment with Buyer is terminated by Buyer other than for cause during the twelve (12) month period immediately following the Effective Time, provided, however, that Buyer shall have no liability for any obligation, including but not limited to, severance or vacation and sick leave with respect to any employees who are not Transferred Employees. Notwithstanding anything herein to the contrary, Buyer shall grant credit to each Transferred Employee for all unused vacation accrued as of the Effective Time as an employee of Seller, and Buyer shall assume and discharge Seller’s obligation to provide such leave to the Transferred Employees (such obligations being a part of the Assumed Obligations).
          (c) Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees are generally eligible to participate, with coverage effective immediately upon the Effective Time (and without exclusion from coverage on account of any pre-existing condition), with service with Seller deemed service with the Buyer for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-payments paid for the current plan year under any plan maintained by Seller to the extent such records of service, deductibles and co-payments have been provided by Seller.
          (d) Buyer shall also permit each Transferred Employee who participates in the Seller’s 401(k) plan to elect to make direct rollovers of their account balances into the Buyer’s

401(k) plan within a reasonable period of time following the Effective Time, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.
          (e) If applicable, Seller shall give any notice to any applicable employees required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or the Hawaii Dislocated Worker Statute (the “HDWS”). Buyer shall comply with any applicable requirements under the WARN Act and the HDWS after the Effective Time. If the WARN Act or the HDWS is applicable, then Seller may by written notice to Buyer extend the Closing Date to a date within five (5) business days after expiration of all applicable notice periods.
          (f) Seller shall retain all liability and responsibility for “COBRA” healthcare continuation coverage required to be offered and provided under Section 4980B of the Code and Sections 601-608 of ERISA to employees and former employees of Seller and any other COBRA qualified beneficiaries under Seller’s health plan(s) who have elected or are eligible to elect COBRA continuation coverage as of or prior to the Effective Time or who incur a COBRA qualifying event in connection with the transactions contemplated by this Agreement.
          (g) This Section 5.7 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired employee of Seller or spouse, domestic partner or dependents of such Persons.
     5.8. Accounting Services.
          (a) For a period of one hundred twenty (120) days after Closing (the “Collection Period”), Buyer shall, without charge to Seller, use commercially reasonable efforts to collect the A/R in the ordinary course of business and shall apply all amounts collected from the Station’s account debtors to the oldest account first, unless the account debtor disputes in good faith in writing an older account and designates the payment to a newer account. Any amounts relating to the A/R that are paid directly to Seller shall be retained by Seller. Buyer shall not discount, adjust or otherwise compromise any A/R and Buyer shall refer any disputed A/R to Seller. Within ten calendar days after the end of each month, Buyer shall deliver to Seller a report showing A/R collections for the prior month and Buyer shall make a payment, without offset, to Seller equal to the amount of all such collections. At the end of the Collection Period, any remaining A/R shall be returned to Seller for collection.
     (b) During the first fifteen (15) business days after Closing, Buyer shall provide to Seller at no additional cost the services of the Station’s business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Station for the period prior to Closing and of facilitating the distribution of any stock compensation from Seller to the Station’s employees, all in accordance with the procedures and practices applied by the business offices for periods prior to Closing, such services and access not to unreasonably or materially interfere with the operation of the business of the Station.
     5.9. 1031 Exchange. To facilitate a like-kind exchange under Section 1031 of the Code, Seller may assign its rights under this Agreement (in whole or in part) to a “qualified intermediary” under Section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve Seller of its obligations under this Agreement) and any such qualified intermediary may re-assign to Seller. If Seller gives notice of such assignment, Buyer shall provide Seller with a written acknowledgment of such notice prior to Closing and pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and otherwise reasonably cooperate therewith. In no event shall Seller be relieved of any of its obligations hereunder in connection with, or as a result of, any such assignment.
     5.10. Exclusivity. For a period of nine (9) months from the date of this Agreement, so long as this Agreement remains in effect and Buyer is not in material default hereunder, Seller shall not, and shall not permit any of its Affiliates, or any of its or their respective directors, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed disposing, selling, surviving, merged, acquiring or acquired Person, any transaction involving a purchase or disposition of all or substantially all of the business, operations, properties or assets relating to the Station, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties, assets or liabilities of Seller with respect to the Station in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate, any effort or attempt by any other Person to do or seek any of the foregoing. For a period of nine (9) months from the date of this Agreement, so long as this Agreement remains in effect and Buyer is not in material default hereunder, Seller shall (and shall cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.
     5.11. FCC Compliance. If after Closing the FCC Consent is reversed or otherwise set aside, and there is a final order of the FCC (or court of competent jurisdiction) requiring the re-assignment of the FCC Licenses to Seller, then the purchase and sale of the Station Assets shall be rescinded. In such event, Buyer shall reconvey to Seller the Station Assets, subject to any dispositions thereof by Buyer or changes thereto in the ordinary course of business, free and clear of Liens other than Permitted Liens, and Seller shall repay to Buyer the Purchase Price and reassume the Station Contracts (except those Station Contracts terminated after Closing in the ordinary course of business) and any other contracts or agreements relating to the Station that Buyer has entered into in the ordinary course of business. Any such rescission shall be consummated on a mutually agreeable date within thirty (30) days of such final order (or, if earlier, within the time required by such order). In connection therewith, Buyer and Seller shall each execute such documents (including execution by Buyer of instruments of conveyance of the Station Assets to Seller and execution by Seller of instruments of assumption of the Station Contracts) and make such payments (including repayment by Seller to Buyer of the Purchase Price) as are necessary to give effect to such rescission.
     5.12. Title Commitments/Policies. Buyer may order at its own expense (i) commitments for owner’s title insurance policies on any Owned Real Property, (ii) commitments for lessee’s title insurance policies for any Real Property leased by Seller, and (iii) an ALTA survey on any parcel of Real Property for which a title insurance policy is to be obtained. Each title commitment shall evidence a commitment to issue an ALTA title insurance policy from a nationally recognized title insurance company selected by Buyer, insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as Buyer directs, and with respect to the Owned Real Property, will contain no exceptions except for the standard general exceptions, a survey exception, exceptions for Permitted Liens and such other exceptions, if any, as Buyer deems reasonably acceptable. Seller shall reasonably cooperate with Buyer in obtaining such title commitments and surveys. If prior to Closing Buyer notifies Seller that any title commitments or surveys obtained by Buyer with respect to the Owned Real Property disclose any Liens which are not Permitted Liens, then Seller (i) shall exercise commercially reasonable efforts to remove or remediate such Lien in all material respects in the ordinary course of business, and (ii) if such removal or remediation is not completed prior to Closing, then the parties shall proceed to Closing and Seller shall promptly remove or remediate such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation), and Buyer shall not have a claim against Seller pursuant to Article 9 hereof to the extent such Lien is removed or remediated by Seller.
     5.13. Interim Actions. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall each use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated hereby, including, without limitation (but subject to Sections 1.10, 5.6, 6.3 and 7.3): (i) obtaining all necessary licenses, waivers, consents or approvals, authorizations, qualifications and other orders of any governmental authority with competent jurisdiction over the transactions contemplated hereby, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) Seller or Buyer, as applicable, promptly notifying the other party of any written notice or other material written communication, including any written threat, filing, service or institution of any action, suit or proceeding brought by any Person against Seller or Buyer, as applicable, that is materially adverse to the Station, the Station Assets or the consummation of the transactions contemplated by this Agreement, and (iv) Seller and Buyer generally using commercially reasonable efforts to take those actions that would cause the conditions to the obligations of Seller or Buyer, as appropriate, to consummate the transactions contemplated hereby to not be satisfied or fulfilled at or prior to Closing.
ARTICLE 6: SELLER CLOSING CONDITIONS
     The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):
     6.1. Representations and Covenants.
          (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date (other than any representations or warranties that are expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only), except for changes permitted or contemplated by the terms of this Agreement.

          (b) The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer (but without personal liability) to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.
     6.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     6.3. FCC Authorization. The FCC Consent shall have been obtained without any condition adverse to Seller, the business or operations of the Station or the FCC Licenses.
     6.4. Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.
     6.5. Deliveries. Buyer shall have complied with its obligations set forth in Section 8.2.
ARTICLE 7: BUYER CLOSING CONDITIONS
     The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):
     7.1. Representations and Covenants.
          (a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date (other than any representations or warranties that are expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only), except for changes permitted or contemplated by the terms of this Agreement.
          (b) The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller (but without personal liability) to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.
     7.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     7.3. FCC Authorization. The FCC Consent shall have been obtained without any condition adverse to Buyer, the business or operations of the Station or the FCC Licenses.
     7.4. Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.

     7.5. Deliveries. Seller shall have complied with its obligations set forth in Section 8.1.
     7.6. Consents. The Required Consents shall have been obtained in accordance with the terms of Section 5.6 herein.
ARTICLE 8: CLOSING DELIVERIES
     8.1. Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer, duly executed by Seller as necessary or appropriate:
          (i) good standing certificates issued by the Secretary of State of Seller’s jurisdiction of formation;
          (ii) certified copies of resolutions duly adopted by the general partner and manager (or equivalent thereof) of Seller, as applicable, authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (iii) the certificate described in Section 7.1(c);
          (iv) an assignment of FCC authorizations assigning the FCC Licenses from Seller to Buyer in the form attached as Exhibit A hereto;
          (v) an executed assignment and assumption of contracts assigning the Station Contracts from Seller to Buyer in the form attached as Exhibit A hereto;
          (vi) an assignment and assumption of leases assigning the Real Property Leases from Seller to Buyer in the form attached as Exhibit A hereto;
          (vii) a special warranty deed conveying the Owned Real Property from Seller to Buyer in the form attached as Exhibit A hereto;
          (viii) an assignment of marks assigning the Station’s registered marks listed on Schedule 1.1(e) from Seller to Buyer;
          (ix) domain name transfers assigning the Station’s domain names listed on Schedule 1.1(e) from Seller to Buyer;
          (x) duly endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property from Seller to Buyer;
          (xi) an assignment of Seller’s membership interest in MTB LLC;
          (xii) a bill of sale conveying the other Station Assets from Seller to Buyer in the form attached as Exhibit A hereto;
          (xiii) an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code; and

          (xiv) any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens, in accordance with this Agreement.
     8.2. Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller, duly executed by Buyer as necessary or appropriate:
          (i) the Purchase Price in accordance with Section 1.5 hereof;
          (ii) a good standing certificate issued by the Secretary of State of Buyer’s jurisdiction of formation;
          (iii) certified copies of resolutions duly adopted by the board of directors or managers (or equivalent thereof) of Buyer authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (iv) the certificate described in Section 6.1(c);
          (v) an executed assignment and assumption of contracts assuming the Station Contracts in the form attached as Exhibit A hereto;
          (vi) an assignment and assumption of leases assuming the Real Property Leases in the form attached as Exhibit A hereto;
          (vii) domain name transfers assuming the Station’s domain names listed on Schedule 1.1(e); and
          (viii) such other documents and instruments of assumption that may be necessary to assume the Assumed Obligations in accordance with this Agreement.
ARTICLE 9: SURVIVAL; INDEMNIFICATION
     9.1. Survival. The representations and warranties and the covenants and agreements to be performed in whole before the Closing in this Agreement shall survive Closing for a period of eighteen (18) months from the Closing Date whereupon they shall expire and be of no further force or effect, except (i) those under Section 2.5 (Taxes), Sections 2.6 and 2.7 (Personal Property and Real Property, but solely with respect to title) and Section 2.9 (Environmental), which shall survive until the expiration of any applicable statute of limitations, and (ii) that if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statute of limitations. The covenants and agreements in this Agreement to be performed at or after the Closing shall survive Closing until performed in full.
     9.2. Indemnification.
          (a) Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer and Buyer’s Affiliates and their respective officers, directors, managers, employees and representatives (each, a “Buyer Indemnified Party”) from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by such Buyer Indemnified Party arising out of or resulting from:
               (i) any breach by Seller of its representations and warranties made under this Agreement; or
               (ii) any default by Seller of any covenant or agreement made under this Agreement; or
               (iii) the Retained Obligations;
               (iv) the business or operation of the Station before the Effective Time, except for the Assumed Obligations; or
               (v) any and all liabilities or obligations arising out of or relating to the matters disclosed on Schedule 2.14.
          (b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to any Buyer Indemnified Party under clause (i) of Section 9.2(a) until, and only to the extent that, the aggregate Damages of all Buyer Indemnified Parties exceeds $250,000 and (ii) the maximum liability of Seller under Section 9.2(a)(i) shall be an amount equal to 20% of the Purchase Price (except for a breach of Section 2.19, to which the limits and restrictions of this Section 9.2(b) shall not apply).
          (c) Notwithstanding anything to the contrary contained herein, Section 9.2(b) shall not apply to any claim for indemnification by Buyer of fraud.
          (d) From and after Closing, Buyer shall defend, indemnify and hold harmless Seller and Seller’s Affiliates and their respective officers, directors, managers, employees and representatives (each, a “Seller Indemnified Party”) from and against any and all Damages incurred by such Seller Indemnified Party arising out of or resulting from:
               (i) any breach by Buyer of its representations and warranties made under this Agreement; or
               (ii) any default by Buyer of any covenant or agreement made under this Agreement; or
               (iii) the Assumed Obligations; or (iv) the business or operation of the Station after the Effective Time.
     9.3. Procedures.
          (a) The indemnified party shall give prompt written notice to the indemnifying party of any alleged Damages subject to indemnification hereunder or any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (any of the foregoing, a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.
          (b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim brought by any third party with counsel selected by such indemnifying party, subject to the indemnifying party’s (i) acknowledging to the indemnified party, in writing, the indemnifying party’s sole responsibility for the full amount of the Claim; (ii) notifying the indemnified party, in writing promptly after receipt of the indemnified party’s notice of Claim, of its intention to assume such defense or opposition; (iii) retaining counsel reasonably acceptable to the indemnified party; and (iv) conducting diligently such defense or opposition at all times; In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof as set forth in this
Section 9.3(b)).
          (c) The indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost at any time the indemnifying party has not assumed or conducted such defense or opposition in accordance with Section 9.3(b) or if the circumstances of such defense or opposition by the indemnifying party presents the indemnifying party and the indemnified party with a conflict of interests (subject to the right of the indemnifying party, in accordance with Section 9.3(b), to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof); provided that the indemnified party shall not settle any such claim or litigation without the prior written consent of the indemnifying party, which consent shall not to be unreasonably withheld or delayed.
          (d) Anything herein to the contrary notwithstanding:
               (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
               (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which (A) does not include the giving by the third party claimant to the indemnified party of a release from all liability in respect of such Claim, (B) seeks any relief other than monetary damages, or (C) seeks any relief, all or a portion of which shall not be paid by the indemnifying party;
               (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim; and
               (iv) in the event a Claim is solely between the parties, the indemnifying party shall, within forty-five (45) days after the date of receipt of a notice of claim for indemnification, respond in writing to the indemnified party and set forth with reasonable specificity those items, if any, to which the indemnifying party does not agree and the basis for such disagreement. Within forty-five (45) days of receipt by the indemnified party of such response, the indemnified party, the indemnifying party and their respective representatives shall meet to attempt to resolve through good faith negotiations the applicable disputed matters. The parties shall negotiate in good faith for up to forty-five (45) days in an attempt to reach a settlement of any disputed matter. In the event that such good faith negotiations are unsuccessful, the parties may proceed in court to adjudicate the dispute.
ARTICLE 10: TERMINATION AND REMEDIES
     10.1. Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:
          (a) by mutual written consent of Buyer and Seller;
          (b) by written notice of Buyer to Seller if Seller breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below);
          (c) by written notice of Seller to Buyer if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer’s obligation to pay the Purchase Price at Closing;
          (d) by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur by the date twelve (12) months after the date of this Agreement (the “Outside Date”); or
          (e) as provided by Section 5.5(c).
     10.2. Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) business days after the scheduled Closing date; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) business days after the scheduled Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) business days after the scheduled Closing date.
     10.3. Survival. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material default or breach under this Agreement. Except as provided by Section 10.5, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 5.1 (Confidentiality), 10.4 (Specific Performance, but solely as to confidentiality), 10.5 (Liquidated Damages) and 11.1 (Expenses) shall survive any termination of this Agreement.
     10.4. Specific Performance. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.
     10.5. Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.1(c), then Buyer shall pay Seller on demand the sum of Four Million Dollars ($4,000,000) by wire transfer of immediately available funds, and such payment shall constitute liquidated damages and the sole and exclusive remedy of Seller under this Agreement for all defaults or breaches by Buyer of any of its representations, warranties, covenants or agreements hereunder. Buyer acknowledges and agrees that Seller’s recovery of such amount shall constitute payment of liquidated damages and not a penalty and that Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.
ARTICLE 11: MISCELLANEOUS
     11.1. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to any requests for Governmental Consents shall be shared equally. Buyer and Seller shall each be responsible for one-half of all governmental taxes, fees and charges applicable to the transfer of the Station Assets under this Agreement. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.
     11.2. Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.
     11.3. Assignment. Except as provided by Section 5.9 (1031 Exchange), neither party may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may, upon written notice to Seller but without Seller’s consent, assign its rights to acquire the FCC Licenses hereunder (and to perform all obligations in connection therewith) to the License Assignee (defined below) prior to the date of filing the FCC Application provided that (i) any such assignment does not delay processing of the FCC Application, grant of the FCC Consent or Closing, (ii) any such assignee delivers to Seller a written assumption of this Agreement, and (iii) Buyer shall remain liable for all of its obligations hereunder. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement. Notwithstanding the foregoing, at Closing, Buyer may collaterally assign any or all of its rights under this Agreement to any of its lenders provided that no actual assignment shall be effective unless and until the assignee assumes this Agreement in a writing delivered to Seller and no collateral or actual assignment shall relieve Buyer of any of its obligations hereunder.
     11.4. Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:	c/o Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attention: President and CEO
Facsimile: (317) 684-5583

with copies (which shall not	Emmis Communications Corporation
constitute notice) to:	3500 W. Olive Avenue, Suite 1450
Burbank, California 91505
Attention: Gary Kaseff
Facsimile: (818) 238-9158

Wiley Rein LLP
1776 K Street, N.W.
Washington, D.C. 20006
Attention: Doc Bodensteiner
Facsimile: (202) 719-7049

if to Buyer:	c/o MCG Capital Corporation
1100 Wilson Blvd., Suite 3000
Arlington, VA 22209
Attention: Samuel G. Rubenstein, Esq.
Facsimile: (703) 247-7505

with a copy (which shall not	Dow Lohnes PLLC
constitute notice) to:	1200 New Hampshire Ave., NW, Suite 800
Washington, DC 20036
Attention: Williams S. Dudzinsky, Jr.
Facsimile: (202) 776-2222
     11.5. Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

     11.6. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Station’s revenues, expenses or results of operations, or, except as expressly set forth in Article 2, any other financial or other information made available to Buyer with respect to the Station.
     11.7. Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.
     11.8. No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any Person other than the parties hereto and their successors and permitted assigns.
     11.9. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.
     11.10. Neutral Construction. Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
     11.11. Cooperation. After Closing, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any action which is pending or threatened against Seller or its affiliates with respect to the Station, whether or not any party has notified the other of a claim for indemnity with respect to such matter, provided that such cooperation does not unreasonably interfere with the business of Buyer or the Station. Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request, provided that the foregoing does not unreasonably interfere with the business of Buyer or the Station. Seller shall reimburse Buyer for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.11.
     11.12. Guaranties.
          (a) Subject to the provisions of this Section 11.12(a), Guarantor herby absolutely, unconditionally and irrevocably guarantees to the Buyer Indemnified Parties the payment of all amounts payable by Seller after Closing (including, without limitation, pursuant to Section 9.2 hereof) and the performance by Seller of all covenants, obligations, liabilities and agreements of Seller to be performed after Closing. The foregoing obligation of Guarantor constitutes a continuing guarantee of payment and performance, and is and shall be absolute and unconditional under any and all circumstances which might otherwise constitute a legal or equitable discharge of a guarantor. Buyer need not attempt to collect any obligation guaranteed hereunder from Seller prior to enforcing its rights against Guarantor. Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment, suit or taking of other action by Buyer or any Buyer Indemnified Party against, or any other notice to, any party liable thereon (including Seller).
          (b) Subject to the provisions of this Section 11.12(b), MCG hereby absolutely, unconditionally and irrevocably guarantees to Seller the payment of all amounts payable by Buyer pursuant to Section 10.5 and, prior to Closing, Section 4.1(k) and the last sentence of Section 11.1 hereof. The foregoing obligation of MCG constitutes a continuing guarantee of payment, and is and shall be absolute and unconditional under any and all circumstances which might otherwise constitute a legal or equitable discharge of a guarantor. Seller need not attempt to collect any obligation guaranteed hereunder from Buyer prior to enforcing its rights against MCG. MCG hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment, suit or taking of other action by Seller against, or any other notice to, any party liable thereon (including Buyer).
     11.13. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.
     11.14. Consent to Jurisdiction, Waiver of Jury Trial.
          (a) THE PARTIES HERETO HEREBY IRREVOCBLY CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY LITIGATION RELATING TO THIS AGREEMENT AND WAIVE ANY OBJECTION THAT THEY AT ANY TIME MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT AND/OR TO ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HERETO HEREBY WAIVE PERSONAL SERVICE OF ANY PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING AND AGREE THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO OR BY PERSONAL DELIVERY TO ANY OTHER PARTY AT SUCH OTHER PARTY’S ADDRESS SET FORTH PURSUANT TO SECTION 11.4 HEREOF. IN THE ALTERNATIVE, IN ITS DISCRETION, ANY OF THE PARTIES HERETO MAY EFFECT SERVICE UPON ANY OTHER PARTY IN ANY OTHER FORM OR MANNER PERMITTED BY LAW.

          (b) The parties hereto hereby knowingly, voluntarily and intentionally waive any rights they may have to trial by jury in respect of any litigation (whether as claim, counterclaim affirmative defense or otherwise) in connection with or in any way related to this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions by or among the parties hereto.
     11.15. Defined Terms. As used herein, the following terms shall have the following meanings:
          (a) “Affiliate” means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (iii) any director, partner, officer or manager of such Person.
          (b) “Employee Plan” means any employee benefit plan as defined in Section 3(3) of ERISA to which Seller or any of its ERISA Affiliates (defined below) contributes or has any obligation to contribute or to which Seller or any of its ERISA Affiliates sponsors, maintains or otherwise has liability.
          (c) “ERISA Affiliate” means any entity required to be aggregated with Seller under Sections 414(b), (c), (m), (n) or (o) of the Code.
          (d) “License Assignee” means any Person which is, directly or indirectly, wholly-owned by Buyer.
          (e) “Material Station Contract” means with respect to the Station, except for Retained Obligations: (i) contracts and other agreements calling for future aggregate purchase prices, payments or other consideration to or from Seller in any one year having a value of more than $20,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) other than for sales of advertising in the ordinary course of business consistent with past practice; (ii) contracts and other agreements containing covenants of Seller prohibiting or limiting the right to compete in any line of business, prohibiting or restricting its ability to conduct business with any Person or in any geographical area, or requiring the acquisition of goods or services exclusively from a single supplier or provider; (iii) all network affiliation contracts; (iv) all sales agency or advertising representation contracts; (v) all contracts and other agreements for the sale of broadcast time on the Station for other than monetary consideration with the subject matter of the barter having a value of more than $20,000; (vi) all contracts and other agreements pursuant to which the Station acquires programming or provides programming to third parties; and (vii) all retransmission consent agreements.
          (f) “Person” means any individual, general, limited or limited liability partnership, firm, corporation, limited liability company, association, trust, estate, joint venture, unincorporated organization or other entity.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:	HITV OPERATING CO., INC.

By:

Name:
Title:

SELLER:	EMMIS TELEVISION BROADCASTING, L.P.
	By:	Emmis Operating Company, its general partner

By:

Name:
Title:

EMMIS TELEVISION LICENSE, LLC

By:

Name:
Title:

GUARANTOR:	EMMIS OPERATING COMPANY

By:

Name:
Title:

MCG:	MCG CAPITAL CORPORATION

By:

Name:
Title:

EXHIBIT A
BILL OF SALE
     THIS BILL OF SALE is made as of                                          , 2007 by Emmis Television Broadcasting, L.P., an Indiana limited partnership (“Seller”), to [insert Buyer name and jurisdiction of organization] (“Buyer”).
     This Bill of Sale is made pursuant to that certain Asset Purchase Agreement (the “Agreement”) dated                                          , 2007 among Seller, certain affiliates of Seller and Buyer with respect to the following television stations:
KGMB(TV), Honolulu, Hawaii
KGMV(TV), Wailuku, Hawaii
KGMD-TV, Hilo, Hawaii
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Agreement, Seller hereby transfers, assigns, conveys and delivers unto Buyer all of Seller’s right, title and interest in and to the Station Assets (except any FCC Licenses included therein, which are being assigned separately), free and clear of Liens (other than Permitted Liens).
     To have and to hold the same unto Buyer, its successors and assigns forever.
     This Bill of Sale is made pursuant to (and does not modify) the Agreement, which contains certain representations, warranties and covenants regarding the Station Assets. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO BILL OF SALE
     IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of the date first set forth above.

EMMIS TELEVISION BROADCASTING, L.P.
By:	Emmis Operating Company, its general partner

By:

Name:
Title:

ASSIGNMENT OF FCC LICENSES
     THIS ASSIGNMENT OF FCC LICENSES (this “Assignment”) is made as of                                          , 2007 by Emmis Television License, LLC, an Indiana limited liability company (“Assignor”), to [insert Assignee name and jurisdiction of organization] (“Assignee”).
     This Assignment is made pursuant to that certain Asset Purchase Agreement (the “Agreement”) dated                                          , 2007 among Assignor, certain affiliates of Assignor, and Assignee with respect to the following television stations (the “Stations”):
KGMB(TV), Honolulu, Hawaii
KGMV(TV), Wailuku, Hawaii
KGMD-TV, Hilo, Hawaii
     The Federal Communications Commission has authorized the assignment of the FCC Licenses from Assignor to Assignee.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Agreement, Assignor does hereby assign to Assignee the FCC Licenses and all rights and interests of Assignor thereunder (including without limitation all rights in and to the Stations’ call letters), together with any renewals and extensions thereof.
     This Assignment is made pursuant to (and does not modify) the Agreement, which contains certain representations, warranties and covenants regarding the FCC Licenses. Capitalized terms used herein and not defined shall have the respective meanings set forth in the Agreement.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSIGNMENT OF FCC LICENSES
     IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of the date first set forth above.

EMMIS TELEVISION LICENSE, LLC
By:
Name:
Title:

ASSIGNMENT AND ASSUMPTION OF CONTRACTS
     THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment and Assumption”) is made as of                                          , 2007 between Emmis Television Broadcasting, L.P., an Indiana limited partnership (“Assignor”), and [insert Assignee name and jurisdiction of organization] (“Assignee”).
     This Assignment and Assumption is made pursuant to that certain Asset Purchase Agreement (the “Agreement”) dated                                          , 2007 among Assignor, certain affiliates of Assignor, and Assignee with respect to the following television stations:
KGMB(TV), Honolulu, Hawaii
KGMV(TV), Wailuku, Hawaii
KGMD-TV, Hilo, Hawaii
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Agreement, Assignor hereby assigns to Assignee the Station Contracts and all of Assignor’s rights, interests and benefits thereunder, free and clear of Liens (other than Permitted Liens), and Assignee hereby assumes and agrees to perform the obligations of Assignor arising after Closing thereunder.
     Notwithstanding anything to the contrary set forth herein, to the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Assignment and Assumption shall not constitute an assignment of such Station Contract; provided, however, with respect to each such Station Contract, Assignor and Assignee shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Assignee shall receive the benefits under the Station Contract from and after Closing, and to the extent of the benefits received, Assignee shall pay and perform Assignor’s obligations arising under the Station Contract from and after Closing in accordance with its terms.
     This Assignment and Assumption may be signed in any number of counterparts with the same force and effect as if all signatures appeared on one and the same instrument. This Assignment and Assumption is made pursuant to (and does not modify) the Agreement, which contains certain representations, warranties and covenants regarding the Station Contracts. Capitalized terms used herein and not defined shall have the respective meanings set forth in the Agreement.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS
     IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment and Assumption as of the date first set forth above.

ASSIGNOR:	EMMIS TELEVISION BROADCASTING, L.P.
	By:	Emmis Operating Company, its general partner

By:

Name:
Title:

ASSIGNEE:	[ASSIGNEE]

By:

Name:
Title:

ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASES
     THIS ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASES (this “Assignment and Assumption”) is made as of                                          , 2007 between Emmis Television Broadcasting, L.P., an Indiana limited partnership (“Assignor”), and [insert Assignee name and jurisdiction of organization] (“Assignee”).
     This Assignment and Assumption is made pursuant to that certain Asset Purchase Agreement (the “Agreement”) dated                                          , 2007 among Assignor, certain affiliates of Assignor, and Assignee, with respect to the following television stations:
KGMB(TV), Honolulu, Hawaii
KGMV(TV), Wailuku, Hawaii
KGMD-TV, Hilo, Hawaii
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Agreement, Assignor hereby assigns to Assignee the Real Property Leases (defined below) and all of Assignor’s rights, interests and benefits thereunder, free and clear of Liens (other than Permitted Liens), and Assignee hereby assumes and agrees to be bound by and perform the obligations of Assignor arising after Closing thereunder.
     As used herein, “Real Property Leases” means:
     [TBD]
     This Assignment and Assumption may be signed in any number of counterparts with the same force and effect as if all signatures appeared on one and the same instrument. This Assignment and Assumption is made pursuant to (and does not modify) the Agreement, which contains certain representations, warranties and covenants regarding the Real Property Leases. Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Agreement.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO
ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASES
     IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment and Assumption as of the date first set forth above.

ASSIGNOR:	EMMIS TELEVISION BROADCASTING, L.P.
By: Emmis Operating Company, its general partner

By:
Name:
Title:
State of
County of
     On this ___ day of                                          2007, before me personally appeared                                           , the                                            of Emmis Operating Company, an Indiana corporation and the                                            of Emmis Television Broadcasting, L.P., an Indiana limited partnership (the “Assignor”), who acknowledged the execution of the foregoing instrument to be the free act and deed of the Assignor.
[Affix Notarial Seal]

Notary Public
My commission expires

ASSIGNEE:	[ASSIGNEE]

By:
Name:
Title:
State of
County of
     On this ___ day of                                             2007, before me personally appeared                                           , the                                          of [insert Assignee name and jurisdiction of organization] (the “Assignee”), who acknowledged the execution of the foregoing instrument to be the free act and deed of the Assignee.
[Affix Notarial Seal]

Notary Public My commission expires

LAND COURT	REGULAR SYSTEM

Return By Mail ☐ Pick-Up ☐ To:

TITLE OF DOCUMENT:

LIMITED WARRANTY DEEP

PARTIES TO DOCUMENT:

GRANTOR:	EMMIS TELEVISION BROADCASTING, L.P., an Indiana limited partnership

GRANTEE:

TAX MAP KEY(S):	Oahu 2-3-21-6	(This document consists of ___ pages.)
KGMB-TV Studios

LIMITED WARRANTY DEED
     KNOW ALL MEN BY THESE PRESENTS:
          That on                     , 2007, EMMIS TELEVISION BROADCASTING, L.P., an Indiana limited partnership, hereinafter called the “Grantor”, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration to the Grantor paid by                                                             , a                                                             , whose address is                                                             , hereinafter called the “Grantee”, the receipt whereof is hereby acknowledged, does hereby grant, bargain, sell and convey unto the Grantee all of that certain real property more particularly described in Exhibit A attached hereto and made a part hereof, subject to the encumbrances noted therein.
          TOGETHER WITH all and singular the buildings, improvements, rights, tenements, hereditaments, easements, privileges and appurtenances thereunto belonging or appertaining or held and enjoyed in connection therewith.
          TO HAVE AND TO HOLD the same unto the Grantee in fee simple forever.
          AND the Grantor and the Grantor’s successors in interest, do hereby covenant with the Grantee that the granted premises are free and clear of all encumbrances made or suffered by the Grantor, except as noted in said Exhibit A and except for assessments for real property taxes not yet by law required to be paid; and that the Grantor will WARRANT AND DEFEND the same unto the Grantee against the lawful claims and demands of all persons claiming by, through or under the Grantor, except as aforesaid.
          IT IS MUTUALLY AGREED that the terms “Grantor” and “Grantee”, as and when used hereinabove or hereinbelow shall mean and include the masculine or feminine, the singular or plural number, individuals, associations, trustees, corporations, partnerships or limited liability companies, and their and each of their respective successors in trust, successors in interest, heirs, executors, personal representatives, administrators and permitted assigns, according to the context thereof, and that if these presents shall be signed by two or more grantors, or by two or more grantees, all covenants of such parties shall be and for all purposes deemed to be joint and several.

44

          IN WITNESS WHEREOF, the Grantor has executed these presents as of the day and year first above written.

EMMIS TELEVISION BROADCASTING, L.P., an Indiana limited partnership By Emmis Operating Company Its General Partner
By:
Name:
Title:

Grantor

45

STATE OF
)
	)	ss.
COUNTY OF
)
          On                     , 2007, before me,                                          , a Notary Public for the State of                                         , personally appeared                     , personally known to me [or proved to me on the basis of satisfactory evidence] to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
          WITNESS my hand and official seal.

Signature of Notary	NOTARY STAMP
*****************************OPTIONAL SECTION ***********************
CAPACITY SIGNED BY SIGNER:
Though statute does not require the Notary to fill in the data below, doing so may prove invaluable to persons relying on the document.

[ ] INDIVIDUAL(S)	CORPORATE OFFICER(S)

title(s)
[ ] PARTNER(S)	[ ] ATTORNEY-IN-FACT
[ ] TRUSTEE(S)	[ ] SUBSCRIBING WITNESS
[ ] GUARDIAN/CONSERVATOR	[ ] OTHER:
SIGNER IS REPRESENTING (NAME OF PERSON(S) OR ENTITY(IES)):
************************** OPTIONAL SECTION *************************

THIS CERTIFICATE MUST BE ATTACHED	TITLE OR TYPE OF DOCUMENT:
TO THE DOCUMENT DESCRIBED AT RIGHT:

NUMBER OF PAGES:

Though the data requested here is not required by law, it could prevent fraudulent reattachment of this form.	DATE OF DOCUMENT:
SIGNER(S) OTHER THAN NAMED ABOVE:

46

EXHIBIT A
          All of that certain parcel of land situate at Pawaa-Kai, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:
          LOT 55, containing an area of 40,168 square feet, more or less, as shown on Map 1, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Consolidation No. 83 of Kapiolani Blvd. Lands, Inc.
          BEING the same premises described in and covered by Land Court Certificate of Title No. 564, 955, issued to Emmis Television Broadcasting, L.P., an Indiana limited partnership, and conveyed by Limited Warranty Deed dated September 28, 2000, recorded in said Office as Document No. 2655875.
          SUBJECT, HOWEVER, to the following:
[TBD]
          Tax Map Key: Oahu 2-3-21-6